BUSINESS LOAN AGREEMENT
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
BORROWER:    CHRISTENSON VELAGIO, INC.          LENDER:   DESTINATION CAPITAL, LLC
---------    1631 NW THURMAN STREET, SUITE 200  -------   1631 NW THURMAN STREET, SUITE 400
             PORTLAND, OREGON 97209                       PORTLAND, OREGON  97209
                                                          TELEPHONE: (503) 419-3500
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         1.       THIS BUSINESS LOAN AGREEMENT ("Agreement") dated August 24,
2004, is made and executed between Christenson Velagio, Inc., an Oregon corporation ("Borrower"), and Destination Capital, LLC , an Oregon limited liability company ("Lender"), on the following terms and conditions. Borrower has received prior commercial loans from Lender or has applied to Lender for a commercial loan or loans or other financial accommodations, including those which may be described on any exhibit or schedule attached to this Agreement
("Loans" and each a "Loan"). The Loan amount will be, in Lender's sole discretion, in the principal amount of not less than $1,250,000 and not more than $2,000,000 and will include the initial Advance of $300,000 made to
Borrower on or about July 27, 2004. Lender will notify Borrower of the specific
Loan amount that is available to Borrower. Borrower understands and agrees that:
(a) in granting, renewing, or extending any Loan, Lender is relying upon
Borrower's representations, warranties, and agreements as set forth in this
Agreement; (b) the granting, renewing, or extending of any Loan by Lender at all times shall be subject to Lender's sole judgment and discretion; and (c) all such Loans shall be and remain subject to the terms and conditions of this
Agreement.

         2. TERMS. This Agreement shall be effective as of the date of this Agreement, and shall continue in full force and effect until such time as all Loans in favor of Lender have been paid in full, including principal, interest, costs, expenses, attorneys' fees and other fees and charges, or until such time as the parties may agree in writing to terminate this Agreement. The principal terms of the Loan to be reflected in the Note are as follows:

                  a. INTEREST. Interest shall be calculated on the basis of a 365-day year and actual days elapsed and shall accrue on the unpaid balance of the Loan at the prime rate of interest (the "Prime Rate") as publicly announced by U.S. Bank National Association, fully floating, plus 10% (1000 basis points). However, should an Event of Default occur, interest shall accrue at the Prime Rate plus 12% (1200 basis points).

                  b. PAYMENTS. Commencing 1 month after the effective date of this Agreement, and continuing on the same day of each month thereafter, Borrower shall make 9 monthly payments of interest only. Thereafter, Borrower shall make 15 monthly principal payments of $83,333 plus accrued and unpaid interest. In addition, Borrower shall make payments in the amount of any proceeds realized by Borrower or its parent, Microfield Group, Inc. ("Microfield" or "Guarantor"), from debt or equity offerings by Borrower or Microfield while the Loan is outstanding.

                  c. MATURITY. The outstanding principal balance and all accrued and unpaid interest shall be due and payable on or before the second anniversary after the effective

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date of this Agreement; provided, however, that after the occurrence of an Event of Default, the outstanding principal and all accrued interest shall be payable on demand. In addition, the outstanding principal balance and all accrued and unpaid interest shall be due and payable in the event of (1) a sale of all or substantially all of the assets or stock of Borrower, or (2) the transfer of ownership or beneficial interest, by merger or otherwise, of 25% or more of the stock of Borrower.

                  d. EXTENSION OF MATURITY. Provided that no Event of Default is then continuing in effect, Borrower may elect to extend the scheduled maturity date of the Loan for up to an additional 6 months if Borrower demonstrates to the reasonable satisfaction of Lender that Borrower is then involved in a specific transaction to raise additional capital in a sufficient amount to pay all of Borrower's Indebtedness and the transaction is reasonably expected to close within the extension period. Borrower shall give Lender notice of Borrower's intent to extend the maturity date at least 30 days prior to the scheduled maturity date and shall provide Lender with information requested to verify the capital raise transaction. As a condition of extending the maturity date, Borrower will pay Lender a renewal fee to be negotiated by Borrower and Lender and will continue to make monthly principal payments of $83,333 plus accrued and unpaid interest and any other payments required by this Agreement. The outstanding principal balance and all accrued and unpaid interest shall be paid immediately upon the closing of Borrower's capital raise transaction.

                  e. PREPAYMENT. Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the Loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. All or any portion of the Loan may be prepaid at any time. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule; early payments will reduce the outstanding principal balance due. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of any disputed amount must be mailed or delivered to Lender at the address above.

         3. CONDITIONS PRECEDENT TO EACH ADVANCE. Lender's obligations to make the initial Advance and each subsequent Advance under this Agreement shall be subject to the fulfillment to Lender's satisfaction of all of the conditions set forth in this Agreement and in the Related Documents.

                  a. LOAN DOCUMENTS. Borrower shall execute and deliver or otherwise provide to Lender the following documents for the Loan: (1) the Note;
(2) Security Agreements granting to Lender security interests in the Collateral;
(3) financing statements and all other documents perfecting Lender's Security Interests; (4) evidence of insurance as required below; (5) guaranties; (6) subordinations or inter-creditor agreements; (7) together with all such






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Related Documents as Lender may require for the Loan; all in form and substance satisfactory to Lender and Lender's counsel.

                  b. AUTHORIZATIONS. Borrower shall have provided in form and substance satisfactory to Lender properly certified resolutions, duly authorizing the execution and delivery of this Agreement, the Note and the Related Documents. In addition, Borrower shall have provided such other resolutions, authorizations, documents and instruments as Lender or its counsel may require.

                  c. PAYMENT OF FEES AND EXPENSES. Borrower shall have paid to Lender all fees, charges and other expenses which are then due and payable as specified in this Agreement or any Related Document, including without limitation a fully-earned, non-refundable loan commitment fee for this credit facility in the amount of 2% of amounts actually loaned to Borrower; this fee shall be paid to Lender at the time of each Loan disbursement. Borrower will pay or reimburse Lender for all customary, ordinary and reasonable costs incurred by Lender in connection with the Loan based on actual documented costs.

                  d. REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in this Agreement, in the Related Documents, and in any document or certificate delivered to Lender under this Agreement are true and correct.

                  e. NO EVENT OF DEFAULT. There shall not exist at the time of any Advance a condition which, with the passage of time or otherwise, would constitute an Event of Default under this Agreement or under any Related Document.

                  f. STOCK WARRANTS. As additional consideration to Lender for making the Loan to Borrower, Borrower will cause its parent, Microfield, to issue and deliver to Lender a warrant or warrants to purchase common shares of Microfield. Beginning August 1, 2004, Lender shall be entitled to a warrant granting the right to purchase that number of shares, calculated on a monthly basis, equal to 12.5% of the principal balance of the Loan on the first day of each month that the Loan is outstanding. For example, if the principal balance of the Loan is $300,000 on August 1, $1,250,000 on September 1 and $2,000,000 on October 1, Lender is entitled to a warrant(s) for 443,750 shares. The warrant(s) will be delivered to Lender no later than the maturity date of the Loan as set forth in Section 2 above; however, Lender may require by notice to Borrower that a warrant or warrants be delivered prior to maturity, but not more frequently than every 3 months. The exercise price will be the lesser of $0.38 per share or the price applicable to any shares, warrants or options (excluding options granted to employees or directors) issued by Microfield while the Loan is outstanding. The warrants will be assignable by Lender, will permit a cashless exercise by the holder, and will provide for the most favorable registration rights for the shares subject to the warrants as have been granted to any current shareholder of Microfield. A cashless exercise means (1) payment through a "same day sale" commitment from the holder and an NASD broker-dealer, or (2) a "net exercise" where the holder may elect to receive shares equal to the value of the warrant by surrendering warrant shares according to a formula based on the average closing ask price for the shares for the 10 preceding trading days. Microfield's Board of Directors shall have approved its agreement to issue these warrants as a condition of any Advance by Lender. If requested by Lender, Borrower shall also provide a written agreement by Microfield shareholders holding a majority of voting


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
shares to approve the issuance of such warrants and to increase authorized shares of Microfield as necessary to accommodate the exercise of the warrants.

         4. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Lender, as of the date of this Agreement, as of the date of each disbursement of Loan proceeds, as of the date of any renewal, extension or modification of any Loan, and at all times any Indebtedness exists:

                  a. ORGANIZATION. Borrower is, and at all times shall be, duly organized, validly existing and in good standing under and by virtue of the laws of the state of its incorporation or formation. Borrower is duly authorized to transact business in all other states in which Borrower is doing business, having obtained all necessary filings, governmental licenses and approvals for each state in which Borrower is doing business. Specifically, Borrower is, and all times shall be, duly qualified to do business in all states in which the failure to so qualify would have a material adverse effect on its business or financial condition. Borrower has the full power and authority to own its properties and to transact the business in which it is presently engaged or presently proposes to engage. Borrower maintains its principal office at the address set forth on the first page of this Agreement, and any other office locations are listed in the Disclosure Schedule attached to this Agreement. Unless Borrower has designated otherwise in writing, the principal office is the office at which Borrower keeps its books and records including its records concerning the Collateral. Borrower will notify Lender at least thirty (30) days prior to any change in the location of Borrower's state of organization or any change in Borrower's name. Borrower shall do all things necessary to preserve and to keep in full force and effect its existence, rights and privileges, and shall comply with all regulations, rules, ordinances, statutes, orders and decrees of any governmental or quasi-governmental authority or court applicable to Borrower and Borrower's business activities.

                  b. ASSUMED BUSINESS NAMES. Borrower has filed or recorded all documents or filings required by law relating to all assumed business names used by Borrower. Excluding the name of Borrower, a complete list of all assumed business names under which Borrower does business is listed in the attached Disclosure Schedule.

                  c. AUTHORIZATION. Borrower's execution, delivery and performance of this Agreement and all the Related Documents have been duly authorized by all necessary action by Borrower and do not conflict with, result in a violation of, or constitute a default under (1) any provision of Borrower's articles of organization, operating agreement, articles of incorporation, other organizational documents or agreements or instruments binding upon Borrower or
(2) any law, governmental regulation, court decree or order applicable to Borrower or to Borrower's properties.

                  d. FINANCIAL INFORMATION. Each of Borrower's financial statements supplied to Lender truly and completely disclosed Borrower's financial condition as of the date of the statement, and there has been no material adverse change in Borrower's financial condition subsequent to the date of the most recent financial statement supplied to Lender. Borrower has no material contingent obligations except as disclosed in such financial statements.





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                  e.       GUARANTOR'S CAPITAL STOCK. The shares of common stock
to be issued by Microfield upon exercise of the warrant(s) referenced in Section 3 above will be duly authorized, validly issued, fully paid and nonassessable.

                  f. LEGAL EFFECT. This Agreement constitutes, and any instrument or agreement Borrower is required to give under this Agreement when delivered will constitute, legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms.

                  g. PROPERTIES. Except as contemplated by this Agreement or as previously disclosed in Borrower's financial statements or in writing to Lender and as accepted by Lender, and except for property tax liens for taxes not presently due and payable, Borrower owns and has good title to all of Borrower's properties free and clear of all Security Interests, and has not executed any security documents or financing statements relating to such properties. All of Borrower's properties are titled in Borrower's legal name, and Borrower has not used or filed a financing statement under any other name for at least the last five (5) years.

                  h. HAZARDOUS SUBSTANCES. Except as disclosed to and acknowledged by Lender in writing, Borrower represents and warrants that: (1) During the period of Borrower's ownership of Borrower's Collateral, there has been no use, generation, manufacture, storage, treatment, disposal, release or threatened release of any Hazardous Substance by any person on, under, about or from any of the Collateral. (2) Borrower has no knowledge of, or reason to believe that there has been (a) any breach or violation of any Environmental Laws; (b) any use, generation, manufacture, storage, treatment, disposal, release or threatened release of any Hazardous Substance on, under, about or from the Collateral by any prior owners or occupants of any of the Collateral; or (c) any actual or threatened litigation or claims of any kind by any person relating to such matters. (3) Neither Borrower nor any tenant, contractor, agent or other authorized user of any of the Collateral shall use, generate, manufacture, store, treat, dispose of or release any Hazardous Substance on, under, about or from any of the Collateral, except to the extent any such activity is permitted under applicable Environmental Laws and conducted in compliance with all applicable federal, state and local laws, regulations and ordinances including without limitation all Environmental Laws. Borrower authorizes Lender and its agents to enter upon the Collateral to make such inspections and tests as Lender may deem appropriate to determine compliance of the Collateral with this section of the Agreement. Any inspections or tests made by Lender shall be at Borrower's expense and for Lender's purposes only and shall not be construed to create any responsibility or liability on the part of Lender to Borrower or to any other person. The representations and warranties contained herein are based on Borrower's due diligence in investigating the Collateral for hazardous waste and Hazardous Substances. Borrower hereby (1) releases and waives any future claims against Lender for indemnity or contribution in the event Borrower becomes liable for cleanup or other costs under any such laws, and (2) agrees to indemnify and hold harmless Lender against any and all claims, losses, liabilities, damages, penalties and expenses which Lender may directly or indirectly sustain or suffer resulting from a breach of this section of the Agreement or as a consequence of any use, generation, manufacture, storage, disposal, release or threatened release of a hazardous waste or substance on the Collateral, or as a result of a violation of any Environmental Laws. The provisions of this section of the Agreement, including the obligation to indemnify, shall survive the payment of the Indebtedness and the termination, expiration or satisfaction of this Agreement


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and shall not be affected by Lender's acquisition of any interest in any of the
Collateral, whether by foreclosure or otherwise.

                  i. LITIGATION AND CLAIMS. No litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against Borrower is pending or threatened, and no other event has occurred which may materially adversely affect Borrower's financial condition or properties, other than litigation, claims or other events, if any, that have been disclosed to Lender in the Disclosure Schedule.

                  j. TAXES. To the best of Borrower's knowledge, all of Borrower's tax returns and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being or to be contested by Borrower in good faith in the ordinary course of business and for which adequate reserves have been provided.

                  k. LIEN PRIORITY. Unless otherwise previously disclosed to Lender in writing, and except for Security Interests in favor of CAPCO Financial Company, Borrower has not entered into or granted any Security Agreements, or permitted the filing or attachment of any Security Interests on or affecting any of the Collateral securing repayment of Borrower's Loan and Note, that would be prior or that may in any way be superior to Lender's Security Interests and rights in and to such Collateral.

                  l. BINDING EFFECT. This Agreement, the Note, all Security Agreements (if any) and all Related Documents are binding upon the signers thereof, as well as upon their successors, representatives and assigns, and are legally enforceable in accordance with their respective terms.

         5. AFFIRMATIVE COVENANTS. Borrower covenants and agrees with Lender that, so long as this Agreement remains in effect, Borrower will:

                  a. NOTICES OF CLAIMS AND LITIGATION. Promptly inform Lender in writing of (1) all material adverse changes in Borrower's financial condition, and (2) all existing and all threatened litigation, claims, investigations, administrative proceedings or similar actions affecting Borrower or any Guarantor which could materially affect the financial condition of Borrower or the financial condition of any Guarantor.

                  b. FINANCIAL RECORDS. Maintain its books and records in accordance with GAAP, applied on a consistent basis, and permit Lender to examine and audit Borrower's books and records at all reasonable times.

                  c. FINANCIAL STATEMENTS. Furnish Lender with the following:

                  (i) ANNUAL STATEMENTS. As soon as available, but in no event later than one hundred twenty (120) days after the end of each fiscal year, Borrower's balance sheet and income statements for the year ended, audited or reviewed by a certified public accountant reasonably satisfactory to Lender.







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                  (ii)     INTERIM STATEMENTS. As soon as available, but in no
event later than forty-five (45) days after the end of each month, Borrower's unaudited balance sheet and profit and loss statement for the period ended, prepared by Borrower in form satisfactory to Lender.

                  (iii) ADDITIONAL REQUIREMENTS. Borrower shall provide unaudited monthly cash flow forecasts and annual tax returns within fifteen (15) days of filing.

                  d. GAAP. All financial reports required to be provided under this Agreement shall be prepared according to GAAP, applied on a consistent basis, and certified by Borrower as being true and correct.

                  e. ADDITIONAL INFORMATION. Furnish such additional information and statements as Lender may request from time to time.

                  f. FINANCIAL COVENANTS AND RATIOS. [Intentionally deleted]

                  g. INSURANCE. Maintain fire and other risk insurance, public liability insurance and such other insurance as Lender may require with respect to Borrower's properties and operations, in form, amounts, coverages and with insurance companies acceptable to Lender. Borrower, upon request of Lender, will deliver to Lender from time to time the policies or certificates of insurance in form satisfactory to Lender, including stipulations that coverages will not be cancelled or diminished without at least thirty (30) days prior written notice to Lender. Each insurance policy also shall include an endorsement providing that coverage in favor of Lender will not be impaired in any way by any act, omission or default of Borrower or any other person. In connection with all policies covering assets in which Lender holds or is offered a Security Interest for the Loans, Borrower will provide Lender with such lender's loss payable or other endorsements as Lender may require.

                  h. GUARANTIES. Prior to the disbursement of any Loan proceeds, furnish executed guaranties of the Loans in favor of Lender, executed by the Guarantors named below, on Lender's forms, for the full amount of all obligations under this Agreement.

                                    Names of Guarantors
                                    -------------------

                                    Microfield Group, Inc.

                  i. SUBORDINATION. Prior to the disbursement of any Loan proceeds, deliver to Lender subordination agreements on Lender's forms, executed by Borrower's creditors named below, subordinating all of Borrower's indebtedness to such creditors, or such lesser amounts as may be agreed to by Lender in writing, and any Security Interests in collateral securing that indebtedness to the Loans and Security Interests of Lender.

                                    Names of Creditors
                                    ------------------

                                    None




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                  j.       OTHER AGREEMENTS. Comply with all terms and
conditions of all other agreements, whether now or hereafter existing, between Borrower and any other party and notify Lender immediately in writing of any default in connection with any other such agreements.

                  k. LOAN PROCEEDS. Use all Loan proceeds solely for Borrower's business operations, unless specifically consented to the contrary by Lender in writing.

                  l. TAXES, CHARGES AND LIENS. Pay and discharge when due all of its indebtedness and obligations, including without limitation all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Borrower or its properties, income or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of Borrower's properties, income or profits.

                  m. PERFORMANCE. Perform and comply in a timely manner with all terms, conditions and provisions set forth in this Agreement, in the Related Documents, and in all other instruments and agreements between Borrower and Lender. Borrower shall notify Lender immediately in writing of any default in connection with any agreement.

                  n. OPERATIONS. Maintain executive and management personnel with substantially the same qualifications and experience as the present executive and management personnel; provide written notice to Lender of any change in executive and management personnel; and conduct its business affairs in a reasonable and prudent manner.

                  o. ENVIRONMENTAL STUDIES. Promptly conduct and complete, at Borrower's expense, all such investigations, studies, samplings and testings as may be requested by Lender or any governmental authority relative to any substance, or any waste or by-product of any substance, defined as toxic or a hazardous substance under applicable federal, state or local law, rule, regulations, order or directive, on or affecting any property or any facility owned, leased or used by Borrower.

                  p. COMPLIANCE WITH GOVERNMENTAL REQUIREMENTS. Comply with all laws, ordinances and regulations, now or hereafter in effect, of all governmental authorities, applicable to the conduct of Borrower's properties, businesses and operations, and to the use or occupancy of the Collateral, including without limitation, the Americans With Disabilities Act. Borrower may contest in good faith any such law, ordinance or regulation and withhold compliance during any proceeding, including appropriate appeals, so long as Borrower has notified Lender in writing prior to doing so and so long as, in Lender's sole opinion, Lender's interests in the Collateral are not jeopardized. Lender may require Borrower to post adequate security or surety bond, reasonably satisfactory to Lender, to protect Lender's interest.

                  q. INSPECTION. Permit employees or agents of Lender at any reasonable time to inspect any and all Collateral for the Loan or Loans and Borrower's other properties and to examine or audit Borrower's books, accounts and records and to make copies and memoranda of Borrower's books, accounts and records. If Borrower now or at any time hereafter maintains any records (including without limitation computer generated records and computer software programs for the generation of such records) in the possession of a third


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party, Borrower, upon request of Lender, shall notify such party to permit
Lender free access to such records at all reasonable times and to provide Lender with copies of any records it may request, all at Borrower's expense.

                  r. COMPLIANCE CERTIFICATES. Unless waived in writing by Lender, provide Lender at least annually with a certificate executed by Borrower's chief financial officer, or other officer or person acceptable to Lender, certifying that the representations and warranties set forth in this Agreement are true and correct as of the date of the certificate and further certifying that, as of the date of the certificate, no Event of Default has occurred and no event has occurred which, with the passage of time or otherwise, would constitute an Event of Default.

                  s. ENVIRONMENTAL COMPLIANCE AND REPORTS. Borrower shall comply in all respects with any and all Environmental Laws and shall furnish to Lender promptly and in any event within thirty (30) days after receipt thereof a copy of any notice, summons, lien, citation, directive, letter or other communication from any governmental agency or instrumentality concerning any intentional action or omission on Borrower's part in connection with any environmental activity whether or not there is damage to the environment and/or other natural resources.

                  t. ADDITIONAL ASSURANCES. Make, execute and deliver to Lender such promissory notes, mortgages, deeds of trust, security agreements, assignments, financing statements, instruments, documents and other agreements as Lender or its counsel may reasonably request to evidence and secure the Loans and to perfect all Security Interests.

         6. LENDER'S EXPENDITURES. If any action or proceeding is commenced that would materially affect Lender's interest in the Collateral or if Borrower fails to comply with any provision of this Agreement or any Related Documents or Borrower's agreements with CAPCO Financial Company, including but not limited to Borrower's failure to discharge or pay when due any amounts Borrower is required to discharge or pay under this Agreement or any Related Documents or the CAPCO Financial Company agreements, Lender on Borrower's behalf may (but shall not be obligated to) take any action that Lender deems appropriate, including but not limit to discharging or paying all taxes, liens, security interests, encumbrances and other claims, at any time levied or placed on any Collateral and paying all costs for insuring, maintaining and preserving any Collateral. All such expenditures incurred or paid by Lender for such purposes will then bear interest at the rate charged under the Note from the date incurred or paid by Lender to the day of repayment by Borrower. All such expenses will become a part of the Indebtedness and, at Lender's option, will
(a) be payable on demand; (b) be added to the balance of the Note and be apportioned among and be payable with any installment payments to become due during either (1) the term of any applicable insurance policy; or (2) the remaining term of the Note; or (c) be treated as a balloon payment which will be due and payable at the Note's maturity.

         7. NEGATIVE COVENANTS. Borrower covenants and agrees with Lender that while this Agreement is in effect, Borrower shall not, without the prior written consent of Lender:






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                  a.       INDEBTEDNESS AND LIENS. (1) Except for trade debt
incurred in the normal course of business and indebtedness to Lender contemplated by this Agreement, create, incur or assume indebtedness for borrowed money, including capital leases, (2) sell, transfer, mortgage, assign, pledge, lease, grant a security interest in, or encumber any of Borrower's assets (except as allowed as Permitted Liens), or (3) sell any of Borrower's accounts, except to CAPCO Financial Company or Lender.

                  b. CONTINUITY OF OPERATIONS. (1) Engage in any business activities substantially different than those in which Borrower is presently engaged, (2) cease operations, liquidate, merge, transfer, acquire or consolidate with any other entity, change its name, dissolve or transfer or sell Collateral, except for sales of inventory in the ordinary course of business, or
(3) make any distribution with respect to any capital account, whether by reduction of capital or otherwise.

                  c. LOANS, ACQUISITIONS AND GUARANTIES. (1) Loan, invest in or advance money or assets, (2) purchase, create or acquire any interest in any other enterprise or entity, or (3) incur any obligations as surety or guarantor other than in the ordinary course of business.

         8. CESSATION OF ADVANCES. If Lender has made any commitment to make any Loan to Borrower, whether under this Agreement or under any other agreement, Lender shall have no obligation to make Loan Advances or to disburse Loan proceeds if: (a) Borrower or any Guarantor is in default under the term of this Agreement or any of the Related Documents or any other agreement that Borrower or any Guarantor has with Lender; (b) Borrower or any Guarantor dies, becomes incompetent or becomes insolvent, files a petition in bankruptcy or similar proceedings, or is adjudged as bankrupt; (c) there occurs a material adverse change in Borrower's financial condition, in the financial condition of any Guarantor, or in the value of any Collateral securing any Loan; or (d) any Guarantor seeks, claims or otherwise attempts to limit, modify or revoke such Guarantor's guaranty of the Loan or any other loan with Lender; or (e) Lender in good faith deems itself insecure, even though no Event of Default shall have occurred.

         9. DEFAULT. Each of the following shall constitute an Event of Default under this Agreement.

                  a. PAYMENT DEFAULT. Borrower fails to make any payment when due under the Note.

                  b. OTHER DEFAULTS. Borrower or any Grantor fails to comply with or to perform any other term, obligation, covenant or condition contained in the Note or in any of the Related Documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower. If any failure, other than a failure to pay money, is curable and if Borrower or a Grantor, as the case may be, has not been given a notice of a similar breach within the preceding twelve (12) months, it may be cured (and no Event of Default will have occurred) if Borrower or a Grantor, as the case may be, after delivery of written notice from Lender demanding cure of such failure: (a) cures the failure within fifteen (15) days; or (b) if the cure requires more than 15 days, immediately initiates steps





10 - BUSINESS LOAN AGREEMENT
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
sufficient to cure the failure and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance within sixty
(60) days after notice is sent.

                  c. DEFAULT IN FAVOR OF THIRD PARTIES. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person (specifically including agreements with CAPCO Financial Company) that may materially affect any of Borrower's property or Borrower's ability to repay the Note or perform Borrower's obligations under the Note or any of the Related Documents.

                  d. FALSE STATEMENTS. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Agreement, the Note or the Related Documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

                  e. DEATH OR INSOLVENCY. The dissolution of Borrower (regardless of whether election to continue is made), any member withdraws from Borrower, or any other termination of Borrower's existence as a going business or the death of any member, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

                  f. CREDITOR OR FORFEITURE PROCEEDINGS. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan.

                  g. EVENTS AFFECTING GUARANTOR. Any of the preceding events occurs with respect to any Guarantor of any of the Indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the Indebtedness evidenced by the Note. In the event of a Guarantor's death, Lender, at its sole option, may permit the Guarantor's estate to assume unconditionally the obligations arising under the guaranty in a manner satisfactory to Lender, and, in doing so, cure any Event of Default.

                  h. ADVERSE CHANGE. A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment performance of the Note has been impaired.

                  i. INSECURITY. Lender in good faith believes itself insecure.

         10. EFFECT OF AN EVENT OF DEFAULT. If any Event of Default shall occur, except where otherwise provided in this Agreement or the Related Documents, all commitments and obligations of Lender under this Agreement or the Related Documents or any other agreement immediately will terminate (including any obligation to make further Loan Advances or disbursements), and, at Lender's option all Indebtedness immediately will become due and payable, all without notice of any kind to Borrower, except that in the case of an Event of Default of the type described in the "Insolvency" subsection above, such acceleration shall be


11 - BUSINESS LOAN AGREEMENT
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
automatic and not optional. In addition, Lender shall have all the rights and remedies provided in the Related Documents or available at law, in equity or otherwise. Except as may be prohibited by applicable law, all of Lender's rights and remedies shall be cumulative and may be exercised singularly or concurrently. Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform any obligation of Borrower or of any Grantor shall not affect Lender's right to declare a default and to exercise its rights and remedies.

         If any Event of Default shall occur, Borrower will make (or instruct any third party holding Borrower's funds to do so) daily payments to Lender equal to 15% of Borrower's receivable collections for the prior business day. If CAPCO Financial Company or another lender is directly receiving Borrower's receivable collections, Borrower agrees to execute an agreement with CAPCO (or other lender) and Lender providing that, if any Event of Default shall occur, Lender may direct CAPCO (or other lender) to remit 15% of the daily collections directly to Lender. If any Event of Default shall occur, Borrower shall provide Lender with (a) a copy of each Borrower's Certificate provided to CAPCO or similar lender, (b) weekly accounts receivable aging report, and (c) weekly accounts payable aging report, including all related-party and intercompany payables.

         11. MISCELLANEOUS PROVISIONS. The following miscellaneous provisions are a part of this Agreement:

                  a. AMENDMENTS. This Agreement, together with any Related Documents, constitutes the entire understanding and agreement of the parties as to the matters set forth in this Agreement. No alteration of or amendment to this Agreement shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment.

                  b. ATTORNEYS' FEES; EXPENSES. Lender may hire or pay someone else to help collect the Indebtedness if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's reasonable attorneys' fees and legal expenses, whether or not there is a lawsuit, including without limitation attorneys' fees and expenses incurred by Lender at trial, on appeal, and in any arbitration or bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction). If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

                  c. CAPTION HEADINGS. Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement.

                  d.       ASSIGNMENTS. Borrower acknowledges that Lender may
(i) sell and assign its interest in this Agreement, the Note, the payments due thereunder and the Related Documents, in whole or in part, to an assignee (the "Assignee") which may be represented by a bank or trust company acting as a trustee of such Assignee. BORROWER ACKNOWLEDGES THAT ANY ASSIGNMENT OR TRANSFER BY LENDER OR ANY ASSIGNEE SHALL NOT MATERIALLY CHANGE BORROWER'S OBLIGATIONS UNDER THE ASSIGNED






12 - BUSINESS LOAN AGREEMENT
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
NOTE AND RELATED DOCUMENTS. Any Assignee shall be entitled to enforce all the rights so assigned but be under no obligation to Borrower to perform any of Lender's obligations under the assigned Note and any Related Documents, the sole remedy of Borrower being against Lender with Borrower's right against Lender being unaffected except as provided herein. Borrower agrees that upon notice of assignment of the Note and any Related Documents, it shall pay directly to the Assignee, unconditionally, all amounts which become due thereunder. Borrower specifically covenants and agrees that it will not assert against any Assignee any claims by way of abatement, defense, set-off, counterclaim, recoupment or otherwise which Borrower may have against Lender or any third party, and BORROWER SHALL NOT ASSERT AGAINST SUCH ASSIGNEE IN ANY ACTION FOR NOTE PAYMENTS OR OTHER MONEYS PAYABLE THEREUNDER ANY DEFENSE EXCEPT THE DEFENSE OF PAYMENT TO SUCH ASSIGNEE. Upon Lender's request, Borrower will acknowledge to any assignee receipt of Lender's notice of assignment.

                  e. GOVERNING LAW. This Agreement will be governed by, construed and enforced in accordance with the laws of the State of Oregon. This Agreement has been accepted by Lender in the State of Oregon. Venue for any action shall be in Multnomah County, Oregon.

                  f. NO WAIVER BY LENDER. Lender shall not be deemed to have waived any rights under this Agreement unless such waiver is given in writing and signed by Lender. No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver by Lender of a provision of this Agreement shall not prejudice or constitute a waiver of Lender's right otherwise to demand strict compliance with that provision or any other provision of this Agreement. No prior waiver by Lender, nor any course of dealing between Lender and Borrower, or between Lender and any Grantor, shall constitute a waiver of any of Lender's rights or of any of Borrower's or any Grantor's obligations as to any future transactions. Whenever the consent of Lender is required under this Agreement, the granting of such consent by Lender in any instance shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of Lender.

                  g. NOTICES. Any notice required to be given under the Agreement shall be given in writing, and shall be effective when actually delivered, when deposited with a nationally recognized overnight courier for next business day delivery, or if mailed, when deposited in the United States mail as first class, certified or registered mail with postage prepaid, directed to the addresses shown near the beginning of this Agreement. Any party may change its address for notices under this Agreement by giving written notice to the other parties, specifying that the purpose of the notice is to change the party's address. Unless otherwise provided or required by law, if there is more than one Borrower, any notice given by Lender to any Borrower is deemed to be notice given to all Borrowers.

                  h. SEVERABILITY. If a court of competent jurisdiction finds any provision of this Agreement to be illegal, invalid or unenforceable as to any circumstance, that finding shall not make the offending provision illegal, invalid or unenforceable as to any other circumstance. If feasible, the offending provision shall be considered modified so that it becomes legal, valid and enforceable. If the offending provision cannot be so modified, it shall be considered deleted from this Agreement. Unless otherwise required by law, the illegality, invalidity or



13 - BUSINESS LOAN AGREEMENT
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
unenforceability of any provision of this Agreement shall not affect the legality, validity or enforceability of any other provision of this Agreement.

                  i. SUBSIDIARIES AND AFFILIATES OF BORROWER. To the extent the context of any provision of this Agreement makes it appropriate, including without limitation any representation, warranty or covenant, the word "Borrower" as used in this Agreement shall include all of Borrower's subsidiaries and affiliates. Notwithstanding the foregoing however, under no circumstances shall this Agreement be construed to require Lender to make any Loan or other financial accommodation to any of Borrower's subsidiaries or affiliates.

                  j. SUCCESSORS AND ASSIGNS. All covenants and agreements contained herein by or on behalf of Borrower shall bind Borrower's successors and assigns and shall inure to the benefit of Lender and its successors and assigns. Borrower shall not, however, have the right to assign Borrower's rights under this Agreement or any interest therein without the prior written consent of Lender.

                  k. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Borrower understands and agrees that in making the Loan, Lender is relying on all representations, warranties and covenants made by Borrower in this Agreement or in any certificate or other instrument delivered by Borrower to Lender under this Agreement or the Related Documents. Borrower further agrees that regardless of any investigation made by Lender, all such representations, warranties and covenants will survive the making of the Loan and delivery to Lender of the Related Documents, shall be continuing in nature, and shall remain in full force and effect until such time as Borrower's Indebtedness shall be paid in full, or until this Agreement shall be terminated in the manner provided above, whichever is the last to occur.

                  l. TIME IS OF THE ESSENCE. Time is of the essence in the performance of this Agreement.

                  m. JURY WAIVER. ALL PARTIES TO THIS AGREEMENT HEREBY WAIVE THE RIGHT TO ANY JURY TRIAL IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY.

         12. DEFINITIONS. The following capitalized words and terms shall have the following meanings when used in this Agreement. Unless specifically stated to the contrary, all references to dollar amounts shall mean amounts in lawful money of the United States of America. Words and terms used in the singular shall include the plural, and the plural shall include the singular, as the context may require. Words and terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code. Accounting words and terms not otherwise defined in this Agreement shall have the meanings assigned to them in accordance with generally accepted accounting principles as in effect on the date of this Agreement:

                  a. ADVANCE. The word "Advance" means a disbursement of Loan funds made, or to be made, to Borrower or on Borrower's behalf on a multiple advance basis under the terms of this Agreement.






14 - BUSINESS LOAN AGREEMENT
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
                  b. AGREEMENT. The word "Agreement" means this Business Loan Agreement, as this Business Loan Agreement may be amended or modified from time to time, together with all exhibits and schedules attached to the Business Loan Agreement from time to time.

                  c. BORROWER. The word "Borrower" means Christenson Velagio, Inc. and all other persons and entities signing the Note in whatever capacity.

                  d. COLLATERAL. The word "Collateral" means all property and assets granted as collateral security for a Loan, whether real or personal property, whether granted directly or indirectly, whether granted now or in the future, and whether granted in the form of a security interest, mortgage, collateral mortgage, deed of trust, assignment, pledge, crop pledge, chattel mortgage, chattel trust, factor's lien, equipment trust, conditional sale, trust receipt, lien, charge, lien and title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract or otherwise.

                  e. DEBT SERVICE RATIO. The words "Debt Service Ratio" mean a ratio of earnings after tax, plus interest, depreciation and amortization expenses, plus capital contributions, less draws or distributions to equity holders of Borrower to current maturities of long-term liabilities plus interest expense.

                  f. ENVIRONMENTAL LAWS. The words "Environmental Laws" mean any and all state, federal and local statutes, regulations and ordinances relating to the protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq. ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99-499 ("SARA"), the Hazardous Materials Transportation Act, 49 U.S.C. Section 1808, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., or other applicable state or federal laws, rules or regulations adopted pursuant thereto or intended to protect human health or the environment.

                  g. EVENT OF DEFAULT. The words "Event of Default" mean any of the events of default set forth in this Agreement in the default section of this Agreement.

                  h. GAAP. The word "GAAP" means generally accepted accounting principles.

                  i. GRANTOR. The word "Grantor" means each and all of the persons or entities granting a Security Interest in any Collateral for the Loan, including without limitation all Borrowers granting such a Security Interest.

                  j. GUARANTOR. The work "Guarantor" means Microfield Group, Inc. and any guarantor, surety or accommodation party of any or all of the Loan.

                  k. GUARANTY. The word "Guaranty" means the guaranty from Guarantor to Lender including, without limitation, a guaranty of all of part of the Note.




15 - BUSINESS LOAN AGREEMENT
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
                  l. HAZARDOUS SUBSTANCES. The words "Hazardous Substances" mean materials that, because of their quality, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported or otherwise handled. The words "Hazardous Substances" are used in their very broadest sense and include without limitation any and all hazardous or toxic substances, materials or waste as defined by or listed under the Environmental Laws. The term "Hazardous Substances" also includes, without limitation, petroleum and petroleum by-products or any fraction thereof and asbestos.

                  m. INDEBTEDNESS. The word "Indebtedness" means the indebtedness evidenced by the Note or Related Documents, including all principal and interest together with all other indebtedness and costs and expenses for which Borrower is responsible under this Agreement or under any of the Related Documents.

                  n. LENDER. The word "Lender" means Destination Capital, LLC, its successors and assigns.

                  o. LOANS. The word "Loans" means any and all loans and financial accommodations from Lender to Borrower whether now or hereafter existing, and however evidenced, including without limitation those loans and financial accommodations described herein or described on any exhibit or schedule attached to this Agreement from time to time.

                  p. NOTE. The word "Note" means each promissory note executed and delivered by Borrower to Lender, including without limitation, the Promissory Note executed by Borrower in the principal amount of $2,000,000.00 dated August 24, 2004, together with all renewals or extensions of, modifications of, refinancings of, consolidations of, and substitutions for each note or credit agreement.

                  q. PERMITTED LIENS. The words "Permitted Liens" mean (1) liens and security interests securing indebtedness owed by Borrower to Lender;
(2) liens for taxes, assessments or similar charges either not yet due or being contested in good faith; (3) liens of materialmen, mechanics, warehousemen or carriers, or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (4) purchase money liens or purchase money security interests upon or in any property acquired or held by Borrower in the ordinary course of business to secure indebtedness outstanding on the date of this Agreement or permitted to be incurred under the paragraph of this Agreement titled "Indebtedness and Liens"; (5) liens and security interests which, as of the date of this Agreement, have been disclosed to and approved by Lender in writing; and (6) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the value of Borrower's assets.

                  r. RELATED DOCUMENTS. The words "Related Documents" mean all promissory notes, credit agreements, loan agreements, environmental agreements, guaranties, security agreements, mortgages, deeds of trust, security deeds, collateral mortgages, and all other instruments, agreements and documents, whether now or hereafter existing, executed in connection with the Loans.




16 - BUSINESS LOAN AGREEMENT
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
                  s. SECURITY AGREEMENT. The words "Security Agreement" mean and include without limitation any agreements, promises, covenants, arrangements, understandings or other agreements, whether created by law, contract or otherwise, evidencing, governing, representing or creating a Security Interest.

                  t. SECURITY INTEREST. The words "Security Interest" mean, without limitation, any and all types of collateral security, present and future, whether in the form of a lien, charge, encumbrance, mortgage, deed of trust, security deed, assignment, pledge, crop pledge, chattel mortgage, chattel trust, factor's lien, equipment trust, conditional sale, trust receipt, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever whether created by law, contract or otherwise.

                  u. TANGIBLE NET WORTH. The words "Tangible Net Worth" mean Borrower's total assets excluding all intangible assets (i.e., goodwill, trademarks, patents, copyrights, organizational expenses, and similar intangible items, but including leaseholds and leasehold improvements) less total debt excluding all debt which has been subordinated to the Indebtedness owed to Lender.

         UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY LENDER AFTER OCTOBER 3, 1989 CONCERNING LOANS AND OTHER CREDIT EXTENSIONS MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY US TO BE ENFORCEABLE.

         BORROWER ACKNOWLEGES HAVING READ ALL OF THE PROVISIONS OF THIS BUSINESS LOAN AGREEMENT AND BORROWER AGREES TO ITS TERMS. THIS BUSINESS LOAN AGREEMENT IS DATED AUGUST 17, 2004.

                                    BORROWER:

                                    CHRISTENSON VELAGIO, INC.



                                    By: /s/ GARY KAPRAL
                                       -----------------------------------------
                                       Title: CFO



                                    LENDER:

                                    DESTINATION CAPITAL, LLC

                                    By: JMW Capital Partners, Inc., Manager


                                    By: /s/ ROBERT JESENIK
                                       -----------------------------------------
                                       Title:  CEO






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
                 DISCLOSURE SCHEDULE TO BUSINESS LOAN AGREEMENT

         1. The correct corporate (or other entity) name of Borrower is Christenson Velagio, Inc.

         2. Borrower is organized and existing under the laws of the following State: Oregon

         3. Borrower has operated under only the following other names and trade names (if none, so state):

         CVI, CTS, CES, Velagio Inc., IST, Microfield Inc.
         -----------------------------------------------------------------------

         4. All other addresses at which the Borrower does business listed below, including all warehouse addresses:


         -----------------------------------------------------------------------

         -----------------------------------------------------------------------

         5. Borrower has deposit accounts and/or investment accounts located only at the following institutions: Wells Fargo # 410-0063437
                                           -------------------------------------
US Bank # 1536-0008-3502
--------------------------------------------------------------------------------
List Acct. Numbers:
                   -------------------------------------------------------------

         6. There is no litigation, claim, investigation, administrative proceeding or similar action pending or threatened against Borrower, except the following (attach additional comments, if needed): Kurt A. Underwood v.
                                                  ------------------------------
Microfield Group, Inc. and Christenson Velagio, Inc. filed in March, 2004 in
--------------------------------------------------------------------------------
Multnomah County Circuit Court, Portland, Oregon Case number 0403-02370
--------------------------------------------------------------------------------

         7.       Tax ID Number: 93-088822

         8.       Organizational Number, if any: 208766-11

         9. Tax delinquencies: As of August 3, 2004 the following taxes are known to be delinquent. No tax liens have been filed and Borrower intends to become current with all taxing authorities within the 2004 calendar year:

                  - Federal and State income tax returns have not been filed for 2003 for Microfield, Christenson Velagio, Inc., Velagio, Inc., and IST.

                  - CVI payroll taxes have not been paid for Q2 2004 in the amount of approximately $525,000

                  - CVI payroll taxes have not been paid for Q2 2004 quarterly SUI & FUI in the amount of approximately $170,000

                  - CVI State of Washington Sales and B&O tax has not been paid for Q2 2004 in the amount of approximately $68,000.

18 - BUSINESS LOAN AGREEMENT
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